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                    PROSPECTUS SUPPLEMENT DATED JUNE 8, 1998
                        (TO PROSPECTUS DATED MAY 6, 1998)

                                                          Filed Pursuant to
                                                       Rule 424(b)(3) and (c)
                                                  Commission File No.  333-51487

                                  6,133 SHARES

                                [GRAPHIC OMITTED]




                                  COMMON STOCK

        This Prospectus Supplement supplements the Prospectus dated May 6, 1998 (the "Prospectus") of Cisco Systems, Inc. ("Cisco" or the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of up to 6,133 shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of NetSpeed, Inc. ("NetSpeed"), by and through a merger of NetSpeed with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.


                              SELLING SHAREHOLDERS

        On May 15, 1998, Kenneth M. Norwood distributed 819 shares of Common Stock to each of Paul Allan Norwood and Kenneth Bradley Norwood, the beneficial owners of such shares under a Joint Stock Purchase Agreement entered into on March 11, 1997 pursuant to which such shares (formerly shares of NetSpeed) were purchased. These distributees were not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by a shareholder of the Company who was not specifically identified in the Prospectus as a Selling Shareholder, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include Paul Allan Norwood and Kenneth Bradley Norwood as Selling Shareholders and to amend the information provided in the Prospectus with respect to Kenneth M. Norwood to reflect the above-described distribution.


                                           Number of                               Number of
                                            Shares           Percent of             Shares
                                         Beneficially        Outstanding        Registered for
Name of Selling Shareholder                 Owned(1)            Shares          Sale Hereby(1)
---------------------------              ------------        -----------        --------------
Kenneth M. Norwood                          4,495                 *                   4,495
Paul Allan Norwood                            819                 *                     819
Kenneth Bradley Norwood                       819                 *                     819

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* Represents beneficial ownership of less than 1%.

(1) This registration statement shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

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        In footnote 8 to the "Selling Shareholders" table in the Prospectus, the name of one of the potential distributees of the shares held by Seed Company Partners LP was misspelled. The correct spelling is Charles H. Winkler. Mr. Winkler's name was incorrectly listed as Charles H. Winider in the Prospectus.


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